Exhibit 10.18

ASSET PURCHASE AGREEMENT

ACQUISITION OF CERTAIN ASSETS OF

ASPHELIA PHARMACEUTICALS, INC.

BY

CORONADO BIOSCIENCES, INC.

DATED AS OF JANUARY 7, 2011

Table of Contents

(continued)

ARTICLE I	DEFINITIONS	5

1.1	Definitions	5
1.2	Interpretation	11

ARTICLE II	PURCHASE & SALE OF PURCHASED ASSETS	11

2.1	Purchased Assets	11
2.2	Excluded Assets	12
2.3	Assumed Liabilities	12
2.4	Retained Liabilities	13
2.5	Purchase Price; Payment of Purchase Price	13
2.6	Allocation of Purchase Price	13
2.7	Closing	14
2.8	Transfer Taxes	14

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	14

3.1	Organization and Qualification	14
3.2	Authority Relative to this Agreement	14
3.3	No Conflict	15
3.4	Required Filings and Consents	15
3.5	Intellectual Property	15
3.6	Contracts	17
3.7	Compliance with Laws	18
3.8	Claims and Proceedings	18
3.9	Regulatory Compliance	19
3.10	No Finder	20
3.11	Financial Statements; Debt Schedule	20
3.12	Solvency	20
3.13	Capitalization; Etc.	20
3.14	Accuracy of Information Provided to Seller’s Noteholders and Stockholders	21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	21

4.1	Organization and Qualification	21
4.2	Authority Relative to this Agreement	21
4.3	Required Filings and Consents	21
4.4	Capitalization	22
4.5	No Finder	22
4.6	Accuracy of Information Provided to Seller’s Noteholders and Stockholders	22

ARTICLE V	CLOSING DELIVERABLES	23

5.1	Closing Deliverables of Purchaser	23
5.2	Closing Deliverables of Seller	23

ii

TABLE OF CONTENTS

(continued)

ARTICLE VI	ADDITIONAL COVENANTS	24

6.1	Further Assurances	24
6.2	Expenses	24
6.3	Public Announcements	24
6.4	Confidentiality	24
6.5	Transfer of Files	24
6.6	Distribution of Equity Consideration	24
6.7	Operation of Business	25

ARTICLE VII	SURVIVAL; INDEMNIFICATION	25

7.1	Survival of Representations and Warranties	25
7.2	Indemnification by Seller	25
7.3	Indemnification by Purchaser	26
7.4	Notice of Claims	26
7.5	Limitation of Claims Against Seller	26
7.6	Objections to Claims	26
7.7	Resolution of Conflicts	26
7.8	Third-Party Claims	27
7.9	Survival of Indemnification Claims	28
7.10	Tax Effect of Indemnification Payments	28

ARTICLE VIII	GENERAL	29

8.1	Notices	29
8.2	Severability	29
8.3	Successors And Assigns; Parties In Interest	30
8.4	Incorporation of Exhibits	30
8.5	Governing Law	30
8.6	Headings; Interpretation	31
8.7	Counterparts; Facsimiles	31
8.8	Entire Agreement	31
8.9	Waivers And Amendments; Non-Contractual Remedies	31
8.10	Knowledge	31
8.11	Time Of The Essence	31
8.12	Remedies Cumulative; Specific Performance	31

iii

EXHIBIT LIST

EXHIBIT A	Form of Assignment and Assumption Agreement

EXHIBIT B	Form 8594

EXHIBIT C	Form of Investor Representation Letter

EXHIBIT D	Purchaser’s Amended and Restated Certificate of Incorporation and the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock

SCHEDULE LIST

SCHEDULE I	Patents and Patent Applications

SCHEDULE II	Transferred Agreements

SCHEDULE III	Contract Consents

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of January 7, 2011 by and between CORONADO BIOSCIENCES, INC., a Delaware corporation (“Purchaser”), and ASPHELIA PHARMACEUTICALS, INC., a Delaware corporation (“Seller”).

RECITALS:

Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Encumbrances other than the Assumed Liabilities, all of Seller’s right, title and interest in and to all of the Purchased Assets (the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Activities to Date” shall have the meaning given to such term in Section 3.9(a).

“Acquisition” shall have the meaning given to such term in the Recitals.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement.

“Amendment Agreement” means the Amendment and Agreement by and among Seller, Purchaser and OvaMed GmbH dated January     , 2011.

“Assignment and Assumption Agreement” shall have the meaning given to such term in Section 2.5(b).

“Assumed Liabilities” shall have the meaning given to such term in Section 2.3.

“CDA” shall have the meaning given to such term in Section 6.4.

“Certificate of Designation” shall mean the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock filed with the Secretary of State of the State of Delaware on January     , 2011, as the same may be amended from time to time.

“Claim” shall have the meaning given to such term in Section 3.8.

“Closing” shall have the meaning given to such term in Section 2.6.

“Closing Date” shall have the meaning given to such term in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

“Consent Solicitation Statement” shall have the meaning given to such term in Section 3.14.

“Contract” means any contract or agreement, whether oral or written, between the Seller and any other Person(s).

“Contract Consents” shall have meaning given to such term in Section 3.6(a).

“Control” or “Controlled,” with respect to any Information or intellectual property right, possession by an entity of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Information or intellectual property right without violating the terms of any agreement or other arrangement with any third party.

“Damages” shall have the meaning given to such term in Section 7.2.

“EMEA” shall mean the European Medicines Agency or any successor agency thereof or, to the extent the mutual recognition procedure is used for a licensed product in the European Union, any governmental authority having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the European Union through marketing approval, not including governmental authorities with responsibility solely for pricing or reimbursement approvals.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, right of first negotiation, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, escrow, prior assignment, condition or restriction of any nature (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Consideration” shall have the meaning set forth in Section 2.5(a).

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“FDA” shall mean the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.

“Form 8594” shall have the meaning given to such term in Section 2.6.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

“Indemnification Cap” shall have the meaning given to such term in Section 7.5.

“Indemnified Party” shall have the meaning given to such term in Section 7.4.

“Indemnifying Party” shall have the meaning given to such term in Section 7.4.

“Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), formulations, processes, analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

“Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, preclinical and clinical data, study designs, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, sketches, designs, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“IRS” means the United States Internal Revenue Service.

“Knowledge” shall have the meaning given to such term in Section 8.10.

“Laws” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Material Adverse Effect” means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of the Seller’s operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects, taken as a whole.

“Notice of Claim” shall have the meaning given to such term in Section 7.4.

“Orders” shall have the meaning given to such term in Section 3.7.

“Party” means Seller or Purchaser, individually, as the context so requires, and the term “Parties” means collectively, Seller and Purchaser.

“PCP Note” means that certain promissory note issued by Seller to Paramount Credit Partners, LLC dated January 22, 2009 in the principal amount of $750,000.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Product Licenses” shall have the meaning given to such term in Section 3.9(a).

“Program” shall mean all of Seller’s activities directed specifically to the development and manufacture of the Program Therapy up to the Closing Date.

“Program IP” shall mean all Intellectual Property Rights and other proprietary rights related to the Program Therapy (other than Program Patents) owned by Seller.

“Program Therapy” shall mean: (a) the Seller’s product candidate referred to as ASP-1002, currently being developed as an immunotherapy for the treatment of autoimmune diseases and immune disorders by means of deliberate infestation with helminth, parasitic biologic agents, or the ova of a helminth and (b) any derivative or extension of the therapy described in the preceding clause (a), whether existing on the Closing Date or developed, generated or synthesized by or on behalf of Purchaser or any of its Affiliates or licensees of the Program Patents after the Closing.

“Program Know-How” shall mean Information not included in the Program Patents, which Information is: (a) Controlled by Seller immediately prior to the Closing; and (b) directed to the development, manufacture (including synthesis, formulation, storage, breeding, finishing or packaging), use, offer for sale, sale or import of any Program Therapy.

“Program Patents” shall mean:

(a) the patents and patent applications listed on Schedule I;

(b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c) the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d) the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

(e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

“Program Technology” shall mean the Program IP, Program Know-How and Program Patents.

“Purchased Assets” shall have the meaning given to such term in Section 2.1.

“Purchase Price” shall have the meaning given to such term in Section 2.5(a).

“Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

“Purchaser Indemnitees” shall have the meaning given to such term in Section 7.2.

“Purchaser’s Common Stock” shall have the meaning given to such term in Section 4.4(a).

“Purchaser’s Preferred Stock” shall have the meaning given to such term in Section 4.4(a).

“Purchaser Provided Information” shall have the meaning given to such term in Section 4.6.

“Purchaser’s Restated Charter” shall mean the Purchaser’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

“Purchaser Third Party Claim” shall have the meaning given to such term in Section 7.8.

“Regulatory Authority” shall mean any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the development, manufacture, marketing, and sale of any pharmaceutical, therapeutic, biologic or medical device product, including the FDA and EMEA.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, members, managers, Affiliates, attorneys, accountants, representatives and other agents.

“Retained Liabilities” shall have the meaning given to such term in Section 2.4.

“Seller” shall have the meaning given to such term in the preamble of this Agreement.

“Seller Disclosure Schedules” shall have the meaning given to such term in the first paragraph of ARTICLE III.

“Seller Indemnitees” shall have the meaning given to such term in Section 7.3.

“Seller-Licensed Patents” shall mean Program Patents owned solely or jointly by any Person other than Seller that are licensed to the Seller.

“Seller-Owned Patents” shall mean Program Patents owned solely by the Seller or Seller’s joint ownership interest in Program Patents owned jointly by the Seller and any other Person(s).

“Seller’s Common Stock” shall have the meaning given to such term in Section 3.14.

“Seller’s Preferred Stock” shall have the meaning given to such term in Section 3.14.

“Seller Third Party Claim” shall have the meaning given to such term in Section 7.8.

“Series B Preferred Stock” means the Purchaser’s Series B Preferred Stock with the rights preferences and privileges as set forth in the Purchaser’s Restated Charter and the Certificate of Designation attached hereto as Exhibit D.

“Taxes” means: (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any Liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii) or (iii).

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement and the Amendment Agreement.

“Transferred Agreements” shall have the meaning given to such term in Section 2.1(b).

1.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

1.3 Reorganization. The parties intend this transaction to qualify as a “reorganization” within the meaning of Internal Revenue Code Section 368(a)(1)(c).

ARTICLE II

PURCHASE & SALE OF PURCHASED ASSETS

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances other than the Assumed Liabilities, all of Seller’s right, title and interest in and to all of the following (collectively, the “Purchased Assets”):

(a) All Program Technology, and all rights to sue for or assert claims against and remedies against past, present or future infringements of any or all of the Program Technology and rights of priority and protection of interests therein and to retain any and all amounts therefrom except any Excluded Assets;

(b) All Contracts that are set forth on Schedule II (the “Transferred Agreements”);

(c) Seller’s interest in and to any Program Therapy material, starting materials, intermediates and reference standards for and Program Therapy stock on hand; and

(d) All of Seller’s data, records, files, manuals and other documentation that embody the Program Technology or the Transferred Agreements, including: (i) studies, reports, publications, correspondence and other similar documents and records, whether in electronic form or otherwise; (ii) all regulatory submissions and any amendments thereto prepared in connection with the Program Therapy and all related materials and documentation including regulatory correspondence, tracking files, meeting minutes and strategy materials; and (iii) all files, documents, correspondence, and records of attorneys or consultants of Seller relating to the prosecution of Program Patents, but excluding Seller’s data, records, files, manuals or other documentations related to non-Program Therapies;

in each case, excluding the Excluded Assets. The delivery of all Purchased Assets in a physical form shall be made at such place as designated by Purchaser.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:

(a) All assets not specifically listed in Section 2.1;

(b) All minute books and corporate seals, Tax Returns and similar records of Seller;

(c) All cash, cash equivalents on hand or in bank accounts and short term investments;

(d) Any prepayment, refund, claim, offset or other right of Seller with respect to any Tax arising or resulting from or in connection with the ownership of the Purchased Assets or operation of the Program attributable to any Tax period ending on or prior to the Closing Date, or, in the case of any Tax period which includes but does not end on the Closing Date, the portion of such period up to and including the Closing Date except to the extent the prepayment was made under a Transferred Agreement;

(e) The claims, remedies, rights, consideration (including contractual rights) or any other right related to any of the foregoing of Seller pursuant to this Agreement;

(f) All claims and counterclaims relating to Excluded Assets and all claims arising under Transferred Agreements with respect to any period prior to Closing; and

(g) All rights under insurance policies, including, without limitation, all claims, refunds and credits due or to become due under such policies.

2.3 Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of Seller contained herein, and subject to Section 2.4, Purchaser hereby assumes and agrees to pay, perform, and discharge in a timely manner when due the following: (a) any

Liabilities of Seller under the Transferred Agreements, but only to the extent such Liabilities (i) arise after the Closing Date, (ii) do not arise from or relate to any breach by the Seller of any provision of any of such Transferred Agreements, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Agreements, and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Transferred Agreements; (b) any Liabilities of Seller under the PCP Note, provided that the Seller obtains the consent of Paramount Credit Partners, LLC for such assumption by Purchaser on or prior to the Closing Date; (c) all Liabilities of Seller relating to the prosecution, ownership, operation, maintenance, sale, lease or use of Purchased Assets by Purchaser but only to the extent that they arise after the Closing; (d) the obligation to pay $350,000 to Laidlaw Venture Partners II, LLC, provided that such payment shall be made by Purchaser on or before January 10, 2011; and (e) the obligation to pay $61,000 to Lindsay A. Rosenwald, MD, provided that such payment shall be made by Purchaser on or before January 10, 2011 (collectively, the “Assumed Liabilities”).

2.4 Retained Liabilities. Except for the Assumed Liabilities and the obligations of Purchaser pursuant to Section 7.3 herein, Purchaser shall not assume, and shall have no Liability for, any Liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities (collectively, the “Retained Liabilities”).

2.5 Purchase Price; Payment of Purchase Price.

(a) The aggregate consideration (the “Purchase Price”) for the Purchased Assets shall consist of: (i) the assumption of the Assumed Liabilities; and (ii) 2,525,677 shares of Series B Preferred Stock (the “Equity Consideration”).

(b) Purchaser and Seller shall execute and deliver an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), evidencing the assignment by Seller of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities.

(c) The Equity Consideration shall be issued to Seller by Purchaser at the Closing.

2.6 Allocation of Purchase Price. Prior to the Closing, Purchaser shall determine the allocation of the Purchase Price pursuant to Section 1060 of the Code and the treasury regulations promulgated thereunder. Purchaser and Seller agree to reflect such allocation on IRS Form 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto (“Form 8594”), in the form attached hereto as Exhibit B. Form 8594 shall be signed by the Parties on the Closing Date. The Parties hereto further agree that: (a) the allocation of Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns; and (b) they will not take any position inconsistent with such allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation.

2.7 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) shall take place at the offices of Purchaser at 45 Rockefeller Plaza Floor 20, Suite 2000, New York, NY 10111, concurrently with the execution and delivery of this Agreement by all of the Parties hereto, or at such other time and place as may be mutually agreed by the parties. The date of the Closing shall be referred to as the “Closing Date.” The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in ARTICLE V hereof and as may reasonably be required to effect the transfer by Seller of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

2.8 Transfer Taxes. Seller shall be responsible for the payment of all sales taxes, transfer taxes, filing fees and similar taxes, fees and charges arising out of or in connection with the Acquisition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this ARTICLE III are true and correct as of the Closing Date, except as specifically disclosed in a document of even date herewith and delivered by Seller to Purchaser referring to the representations and warranties in this Agreement (the “Seller Disclosure Schedules”). The Seller Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this ARTICLE III, and the disclosure in any such specified schedule of the Seller Disclosure Schedules shall qualify only the corresponding subsection in this ARTICLE III (except to the extent that the relevance of such disclosure to other sections of the Seller Disclosure Schedules or this Agreement is reasonably apparent on its face from the content or the disclosure is specifically cross-referenced in another section of the Seller Disclosure Schedules).

3.1 Organization and Qualification. Seller is a corporation duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business, or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect, and has all requisite power and authority to own, operate or lease all of the assets purported to be owned by it, including the Purchased Assets and all rights of the Seller under Transferred Agreements, and to carry on the Program in all material respects as currently conducted. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “Novatrin Pharmaceuticals, Inc.” and “Sunset Cliffs Therapeutics, Inc.”

3.2 Authority Relative to this Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action of the Seller, and no other corporate action on the part of the

Seller is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Acquisition. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3 No Conflict. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of the Certificate of Incorporation of Seller; (b) assuming that all filings and notifications described in Section 3.4 have been made, conflict with or violate any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is bound or affected; (c) contravene, conflict with or result in any breach of or result in a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation or modification of, or result in the creation of an Encumbrance on any of the Purchased Assets or Transferred Agreements; or (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any filing, permit, authorization, consent, approval, right or Order that is to be included in the Purchased Assets or is held by the Seller or any employee of the Seller or relates to the Purchased Assets.

3.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority or Regulatory Authority.

3.5 Intellectual Property.

(a) Disclosure and Ownership of Program Patents; No Encumbrances. There are no Seller-Owned Patents. Schedule 3.5(a) of the Seller Disclosure Schedules lists all of the Seller-Licensed Patents, setting forth in each case the jurisdictions in which the Seller-Licensed Patents have been filed. Except as set forth in Schedule 3.5(a)(ii) of the Seller Disclosure Schedules, Seller has a valid, legally enforceable right to use and license all Seller-Licensed Patents.

(b) Ownership of and Right to Use Program Know-How and Program IP; No Encumbrances. Except as set forth in Schedule 3.5(b) of the Seller Disclosure Schedules, Seller has good, valid and marketable title to, free and clear of all Encumbrances, or a valid, legally enforceable right to use and license, the Program Know-How and Program IP.

(c) Agreements Related to Program Technology. The Transferred Agreements constitute all existing Contracts related to the Program Technology and/or Program Therapy other than (1) non-disclosure agreements, (2) licenses granted to the Seller for off-the-

shelf software, and (3) invention assignment agreements with employees, consultants and contractors that assign or grant to the Seller ownership of inventions and intellectual property developed in the course of providing services to the Seller by such employees, consultants and contractors.

(d) No Third Party Rights in Program Technology. Except as set forth in Schedule 3.5(d) of the Seller Disclosure Schedules:

(i) No Employee Ownership. No current or former officer, director, employee, consultant or independent contractor of the Seller has any right, title or interest in, to or under any Program Technology developed by such person in the course of providing services to the Seller that has not been either (A) irrevocably assigned or transferred to Seller or (B) licensed (with the right to grant sublicenses) to Seller under an exclusive, irrevocable, worldwide, royalty-free, fully-paid and assignable license.

(ii) No Challenges. The Seller has not received any written communication from any Person challenging or threatening to challenge, nor is the Seller a party to any pending and served proceeding or to Seller’s Knowledge pending but not served proceeding or threatened proceeding in which any Person is challenging, (A) the Seller’s ownership of, and right to use and license, any Program Technology owned by the Seller, or (B) the Seller’s right to use and license any Program Technology that is not owned by the Seller.

(iii) No Restrictions. The Seller is not subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Program Technology by the Seller.

(e) Patents. Except as set forth in Schedule 3.5(e) of the Seller Disclosure Schedules:

(i) Proper Filing. All Seller-Licensed Patents for which the Seller has any obligation to file or maintain have been duly filed and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not lapsed (other than lapsed provisional applications that have been converted to non-provisional applications), expired or been abandoned.

(ii) No Challenges. The Seller has not received any written notice of and has no Knowledge of any basis for any inventorship challenge, interference, invalidity or unenforceability with respect to Program Patents.

(f) No Infringement of Third Party IP Rights. The Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. The Program Therapy, and no method or process used in the development, manufacturing or use of any Program Therapy, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Seller or any Program Therapy has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Program Therapy, or any method or process used in the development, manufacturing or use of any Program Therapy, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the best of the Seller’s Knowledge, threatened against the Seller or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding. The Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Program Therapy of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.

(ii) Infringement Claims Affecting In-Licensed IP. To the best of the Seller’s Knowledge, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not materially adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Program Therapy.

(g) Confidentiality. Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of the Program Know-How.

(h) Employee, Consultant and Contractor Agreements. To the Seller’s knowledge, all current and former employees, consultants and contractors of the Seller who are or were involved in, or who have contributed to, the creation or development of any Program Technology have executed and delivered to the Seller a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Seller of any intellectual property rights in Program Technology arising from services performed by such Persons. To the Seller’s Knowledge, no current or former employee, consultant or contractor is in violation of any term of any such agreement.

(i) No Government Funding. Except as set forth in Schedule 3.5(i) of the Seller Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Program Technology owned by the Seller.

3.6 Contracts.

(a) Schedule 3.6(a) of the Seller Disclosure Schedules contains a true and accurate list of all Contracts pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the Purchased Assets, other than (i) non-disclosure agreements,

(ii) licenses granted to the Seller for off-the-shelf software, and (iii) invention assignment agreements with employees, consultants and contractors that assign or grant to the Seller ownership of inventions and intellectual property developed in the course of providing services to the Seller by such employees, consultants and contractors. Each of the Transferred Agreements is (assuming due authorization and execution by the other party or parties hereto) valid, binding and in full force and effect and enforceable by Seller in accordance with its terms. Except as set forth on Schedule 3.6(a) of the Seller Disclosure Schedules, no consents are necessary for the effective assignment to and assumption by the Purchaser of any of the Transferred Agreements or for the consummation of the transactions contemplated hereby (the “Contract Consents”).

(b) The consummation of the transactions contemplated by this Agreement will not result in a material breach of any Transferred Agreement.

(c) There exists no default or event of default or event, occurrence, condition or act, with respect to Seller, or to Seller’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Transferred Agreement. Seller has not received written or oral notice of, and has no Knowledge of any intent to effect, the cancellation, modification or termination of any Transferred Agreement. True, correct and complete copies of all Transferred Agreements have been delivered to Purchaser.

3.7 Compliance with Laws. Except as set forth on Schedule 3.7 of the Seller Disclosure Schedules, Seller is not in conflict in any respect with or in default or violation of any material order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority or Regulatory Authority, materially affecting or relating to the Purchased Assets or the Program, or the Laws of any Governmental Authority, materially affecting or relating to the Purchased Assets or the Program. Except as set forth on Schedule 3.7 of the Seller Disclosure Schedules, Seller has not received from any Governmental Authority any notification in writing with respect to possible conflicts, defaults or violations of Laws materially affecting or relating to the Purchased Assets or the Program.

3.8 Claims and Proceedings. Except as set forth on Schedule 3.8 of the Seller Disclosure Schedules, there is no outstanding Order of any Governmental Authority or Regulatory Authority against or involving the Purchased Assets, the Assumed Liabilities or any Program Therapy. To the Seller’s Knowledge, and except as set forth on Schedule 3.8 of the Seller Disclosure Schedules, there is no action, suit, claim or counterclaim or legal, administrative or arbitral proceeding or investigation (collectively, “Claim”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or threatened against or involving the Purchased Assets, the Assumed Liabilities or any Program Therapy or that otherwise relates to or might affect the business of the Seller or any of the Purchased Assets (whether or not the Seller is named as a party thereto). To the Seller’s Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Documents, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition or any of the Transaction Documents.

3.9 Regulatory Compliance.

(a) With respect to the Seller’s product candidates, (A) the Seller has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the United States or foreign governments or government agencies for the conduct of its development and commercialization activities conducted to date (the “Activities to Date”) with respect to each product or service (collectively, the “Product Licenses”), except where the failure to hold such Product Licenses has not had a Material Adverse Effect and would not reasonably be expected to have a Material Adverse Effect; (B) the Seller is in material compliance with all terms and conditions of each Product License and with all applicable legal requirements pertaining to the Activities to Date with respect to each product or service which is not required to be the subject of a Product License; and (C) to the Seller’s Knowledge, the Seller is in compliance in all material respects with all legal requirements regarding registration, license or certification for each site at which a product candidate is manufactured. The Seller is in compliance in all material respects with all applicable reporting requirements for all Product Licenses or plant registrations described in the immediately preceding sentence.

(b) The Seller is in material compliance with all FDA, EMEA and other non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to its products and services.

(c) The Seller has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of its products or services; or (ii) otherwise alleging any violation of any laws by the Seller.

(d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of the Seller, threatened) by the FDA, EMEA or any other Governmental Authority with respect to any of the Seller’s products or services, including any facilities where any of the Seller’s products are produced, processed, packaged or stored and the Seller has not within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any of the Seller’s products or provided post-sale warnings regarding any of the Seller’s products.

(e) All filings with and submissions to the FDA, EMEA and any corollary entity in any other jurisdiction made by the Seller with regard to any product or service, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(f) None of the Seller nor its directors, officers, employees, agents, representatives or consultants are under investigation by the FDA or other regulatory authorities for debarment action or presently debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended, or any analogous laws.

3.10 No Finder. Neither Seller nor any Person acting on behalf of Seller has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other brokerage fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment would be based. Seller shall be solely responsible for paying any and all fees, commissions or other compensation to which any party disclosed on Schedule 10 of the Seller Disclosure Schedules is entitled or claims on account of the Acquisition.

3.11 Financial Statements. The Seller has delivered to the Purchaser the unaudited balance sheets of the Seller as of December 31, 2009 and September 30, 2010 and the related statements of operations and cash flows for the year ended December 31, 2009 and the nine months ended September 30, 2010 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements are accurate and complete in all respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. As of the Closing Date, Seller has no outstanding indebtedness other than the PCP Note.

3.12 Solvency. Immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, Seller will be able to pay its debts as they come due and Seller will not have unreasonably small assets with which to conduct its present or proposed business. The cash and other assets available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all debts of Seller promptly and in accordance with their terms. Seller has not, at any time, made a general assignment for the benefit of creditors, or filed, or had filed against it, any bankruptcy petition or similar Proceeding. As used in this Section 3.12, (i) “insolvent” means that the sum of the present fair saleable value of Seller’s assets and any cash received by Seller under this Agreement does not and will not exceed its debts and other probable Liabilities and (ii) “debts” includes any legal Liability, whether mature or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured that is reasonably likely to occur or accrue.

3.13 Capitalization, Etc. The Seller has provided to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws of the Seller, including all amendments thereto. The authorized capital stock of the Seller, immediately prior to the Closing, consists of (i) 20,000,000 shares of Common Stock, par value $0.001 per share (the “Seller’s Common Stock”), 2,789,098 shares of which are issued and outstanding, (ii) 5,000,000 shares of Subordinated Class A Common Stock, $0.001 par value per share (the “Seller’s Class A Common Stock”), 1,949,568 shares of which are issued and outstanding and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Seller’s Preferred Stock”), 3,000,000 shares of which are designated Series A Preferred Stock, 2,335,806 of which are issued and outstanding and 1,000,000 shares of which are designated Series B Preferred Stock, 189,871 of which are issued and outstanding. All issued and outstanding shares of the Seller’s Common Stock and the Seller’s Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Seller’s Preferred Stock are as stated in the Seller’s certificate of incorporation, as amended, provided by Seller to Purchaser.

3.14 Accuracy of Information Provided to Seller’s Noteholders and Stockholders. The information provided in the consent solicitation statement distributed by Seller to the Seller’s noteholders and/or stockholders in connection with the Acquisition (the “Consent Solicitation Statement”) did not, at the time such Consent Solicitation Statement was provided to the Seller’s noteholders and/or stockholders on or about December 30, 2010, and does not as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that, Seller makes no representation or warranty with respect to financial projections or forecasts or the Purchaser Provided Information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that each of the following representations and warranties is true and correct as of the Closing Date:

4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action of the Purchaser and its board of directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or when executed and delivered will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 Required Filings and Consents. The execution and delivery of this Agreement and the Transaction Documents by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority.

4.4 Capitalization.

(a) The authorized capital stock of the Purchaser, immediately prior to the Closing, consists of (i) 50,000,000 shares of Common Stock, par value $0.001 per share (the “Purchaser’s Common Stock”), 4,791,102 shares of which are issued and outstanding, and (ii) 15,000,000 shares of Preferred Stock, par value $0.001 per share (the “Purchaser’s Preferred Stock”), 5,000,000 shares of which are designated Series A Preferred Stock, 4,357,885 of which are issued and outstanding and 5,000,000 shares of which are designated Series B Preferred Stock, none of which are issued and outstanding.

(b) All issued and outstanding shares of the Purchaser’s Common Stock and the Purchaser’s Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(c) The rights, preferences, privileges and restrictions of the Series B Preferred Stock are as stated in the Purchaser’s Restated Charter and the Certificate of Designation attached hereto as Exhibit D. The Series B Preferred Stock is convertible into Purchaser’s Common Stock on a one-for-one basis as of the date hereof and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Purchaser’s Preferred Stock. When issued in compliance with the provisions of this Agreement and the Purchaser’s Restated Charter, the Series B Preferred Stock and the shares of Purchaser’s Common Stock issuable upon conversion of the Series B Preferred Stock will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon the holders of such shares; provided, however, that the Series B Preferred Stock and the shares of Purchaser’s Common Stock issuable upon conversion of the Series B Preferred Stock may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The issuance of the Series B Preferred Stock pursuant to this Agreement (and the subsequent distribution of such Series B Preferred Stock pursuant to Section 6.6 hereof) will not be subject to any preemptive rights or rights of first refusal on the capital stock of the Purchaser that have not been properly waived or complied with.

4.5 No Finder. Neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment could be based.

4.6 Accuracy of Information Provided to Seller’s Noteholders and Stockholders. The information regarding Purchaser provided by Purchaser to the Seller in writing expressly for inclusion in the Consent Solicitation Statement distributed by Seller to the Seller’s noteholders and/or stockholders in connection with the Acquisition (the “Purchaser Provided Information”) did not, at the time such Consent Solicitation Statement was provided to the Seller’s noteholders and/or stockholders on or about December 30, 2010 and does not as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that, Purchaser makes no representation or warranty with respect to financial projections or forecasts.

ARTICLE V

CLOSING DELIVERABLES

5.1 Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(a) A duly executed Assignment and Assumption Agreement by Purchaser;

(b) Duly executed copies of each other Transaction Document to be executed and delivered by the Purchaser;

(c) The Equity Consideration; and

(d) Such other documents as are required to be delivered by Purchaser to Seller pursuant to this Agreement.

5.2 Closing Deliverables of Seller. At the Closing, Seller shall deliver to Purchaser the following:

(a) Evidences of transfer or assignment of all of the Purchased Assets from Seller to Purchaser free and clear of all Encumbrances (except Assumed Liabilities) reasonably satisfactory to Purchaser and its counsel;

(b) Copies of all Contract Consents set forth on Schedule III;

(c) An executed Assignment and Assumption Agreement by Seller in the form attached hereto as Exhibit A;

(d) A certificate of good standing, dated as of a date not more than five days prior to Closing, certifying that Seller is in good standing in the State of Delaware and the State of New York;

(e) The executed Form 8594, in the form attached hereto as Exhibit B.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Further Assurances. Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement.

6.2 Expenses. Each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives.

6.3 Public Announcements. From and after the date of this Agreement, Seller agrees not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law, or comes into the public domain through no fault of Seller) without obtaining the prior written consent of Purchaser as to form, content and timing.

6.4 Confidentiality. The provisions of that certain Confidentiality Agreement dated December 1, 2010 by and between Purchaser and Seller (the “CDA”) are hereby incorporated herein and shall remain binding and in full force and effect; provided, however, that all obligations of the Purchaser under the CDA with respect to the Purchased Assets shall terminate simultaneously with the Closing. Except as otherwise provided herein or in the other Transaction Documents, Seller shall, and shall cause its Representatives to treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law, or comes into the public domain through no fault of Seller) all nonpublic, confidential or proprietary information concerning the Purchased Assets, and Seller shall not, after the date hereof use such information to the detriment of the Purchaser.

6.5 Transfer of Files. With respect to data, records, files, manuals and other documentation that embody the Program Technology or the Transferred Agreements, including: (i) studies, reports, correspondence and other similar documents and records, whether in electronic form or otherwise; and (ii) all files, documents, correspondence, and records of attorneys or consultants of Seller relating to the prosecution of Program Patents, constituting Purchased Assets, Seller shall transfer and deliver all of the aforementioned items, on the Closing Date or thereafter on such date or dates as may be requested by Purchaser, to the locations, and in accordance with the instructions, specified by Purchaser. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Purchased Assets, then the hard drive or other medium shall be imaged and provided to Purchaser in a reasonably accessible format.

6.6 Distribution of Equity Consideration. Immediately upon Closing, the Seller shall transfer all of the Equity Consideration provided for in Section 2.5(a) of the Agreement to the Seller’s preferred stockholders in accordance with the liquidation preferences set forth in the

Seller’s certificate of incorporation, who received preferred stock in satisfaction in full of Seller’s obligations under and the cancellation of the Company’s outstanding indebtedness (other than the Assumed Liabilities); provided that no shares of Series B Preferred Stock shall be transferred by Seller to any Person unless such Person provides an investor representation letter addressed to the Purchaser in the form attached as Exhibit C hereto, without the Purchaser’s prior written consent.

6.7 Operation of Business. As soon as practical following the Closing, Seller shall wind up its operations and dissolve in accordance with applicable law. Seller shall not engage in any business activity or otherwise operate as an operating business other than any activity expressly contemplated by the Transaction Documents or otherwise necessary with respect to winding up obligations and liabilities of Seller existing as of the date of the Closing.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival of Representations and Warranties. All of the representations and warranties made by Seller and Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing. All covenants and agreements made by Seller or Purchaser in or pursuant to this Agreement or any other Transaction Document shall survive the Closing and remain in full force and effect indefinitely to give effect to their respective terms, unless otherwise expressly provided for by their terms.

7.2 Indemnification by Seller. Subject to the limitations set forth in Section 7.5, Seller shall indemnify, defend, save and hold Purchaser and its Representatives (collectively, “Purchaser Indemnitees”) harmless from and against all losses, costs, damages and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, but excluding unforeseeable, speculative, special, indirect, consequential, exemplary and punitive damages (“Damages”) (but net of the amount of (x) any insurance proceeds realized by such Purchaser Indemnitees from insurance policies with respect to such matters or (y) any recoveries by any Purchaser Indemnitees from any third party, without duplication) resulting proximately from:

(a) Seller’s breach of any representation or warranty of Seller contained in this Agreement, the Transaction Documents or in any certificate furnished pursuant hereto by Seller;

(b) Seller’s breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement or in any Transaction Document; or

(c) Seller’s failure to satisfy any Liabilities relating to any Excluded Asset and any of its obligations relating to any of the Retained Liabilities.

7.3 Indemnification by Purchaser. Purchaser shall indemnify, defend, save and hold Seller and its Representatives (collectively, “Seller Indemnitees”) harmless from and against any and all Damages (but net of the amount of (a) any insurance proceeds realized by such Seller Indemnitees from insurance policies with respect to such matters or (b) any recoveries by any Seller Indemnitees from any third party, without duplication) resulting proximately from:

(a) Purchaser’s breach of any representation or warranty of Purchaser contained in this Agreement, the Transaction Documents or in any certificate or document furnished pursuant hereto by Purchaser; or

(b) Purchaser’s failure to fully assume and satisfy any Assumed Liabilities.

7.4 Notice of Claims. If (i) any Purchaser Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this ARTICLE VII, or (ii) any Claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing (the “Notice of Claim”). The Notice of Claim delivered pursuant to this Section 7.4 shall describe the Damages and/or Claim in reasonable detail and shall indicate the amount of the Damages that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such Party’s rights under this ARTICLE VII or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

7.5 Limitation of Claims. The liability of Seller or Purchaser for indemnifiable Damages pursuant to Section 7 shall not be payable unless and until the aggregate amount of all Damages suffered or incurred by the Purchaser Indemnitees or Seller Indemnitees, as the case may be, collectively exceeds $25,000; thereafter, a Purchaser Indemnitee or Seller Indemnitee shall be entitled to seek compensation for Damages, and Seller or Purchaser, as applicable, shall be responsible for the payment of Damages to the extent in excess of $25,000. The aggregate liability of Seller or Purchaser for indemnifiable Damages pursuant to Section 7.2(a) or Section 7.2(b) hereof shall in no event exceed 10 percent of the fair market value of the Equity Consideration as of the date of the final non-appealable determination of such Damages (the “Indemnification Cap”). Notwithstanding the foregoing, the limitations on Damages set forth in this Section 7.5 shall not apply to any Damages arising from, or directly or indirectly relating to, any fraud by or on behalf of a Seller or Purchaser, as applicable.

7.6 Objections to Claims. In case an Indemnifying Party shall object in writing to any Claim or Claims by an Indemnified Party made in any Notice of Claim, the Indemnified Party shall have 20 days following the receipt of such written objection to respond in a written statement to the objection of Indemnifying Party. If after such 20 day period there remains a dispute as to any claims, Seller and Purchaser shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims.

7.7 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.6, Purchaser or Seller may initiate formal legal action pursuant to Section 8.5 of this Agreement to resolve such dispute.

7.8 Third Party Claims. Should any Claim be made or suit or proceeding be instituted against any Purchaser Indemnitee, which, if prosecuted successfully, would be a matter for which such Purchaser Indemnitee is entitled to indemnification pursuant to Section 7.2 (a “Purchaser Third Party Claim”), Purchaser shall notify Seller within 20 days after Purchaser’s receipt of notification of the Purchaser Third Party Claim, including a description of the factual basis of the Purchaser Third Party Claim and shall indicate the amount of the Damages. Thereafter, Purchaser shall promptly deliver to Seller copies of all notices and documents (including court papers) received by Purchaser relating to the Purchaser Third Party Claim. Seller shall be entitled to participate in the defense of the Purchaser Third Party Claim and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by Seller and reasonably acceptable to Purchaser, if Seller gives written notice to Purchaser of its election to assume the defense of such Purchaser Third Party Claim within 10 days after Seller receives notice of such claim from Purchaser; provided, however, that Seller shall not be entitled to assume the defense of any Claim related to, either directly or indirectly, (i) the Program Technology or any intellectual property acquired by Purchaser in connection with this Agreement, (ii) criminal liability, (iii) in which equitable relief is sought against a Purchaser Indemnitee or (iv) with respect to which the potential Damages could be reasonably expected to exceed the Indemnification Cap. If Seller assumes the defense of a Purchaser Third Party Claim, Seller may not consent to the entry of any judgment or enter into any settlement with respect to the Purchaser Third Party Claim without the prior written consent of the Purchaser Indemnitee (not to be unreasonably withheld or delayed) if (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Purchaser Indemnitee of a full release from all liability in respect to such Purchaser Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of Law by Purchaser or the rights of any person, (iii) the sole relief provided is anything other than monetary damages or (iv) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Purchaser Indemnitee. Purchaser will cooperate, at the expense of Seller, as Seller may reasonably request in investigating, defending and, subject to the terms set forth above, settling such Purchaser Third Party Claim. If Seller elects not to defend a Purchaser Third Party Claim, is not permitted to defend such Purchaser Third Party Claim or fails to notify Purchaser of its election as herein provided, Purchaser may pay, compromise, settle or defend such Purchaser Third Party Claim at the sole cost and expense of Seller if Seller is determined to be liable to Purchaser hereunder, provided, however, that no such payment in compromise or settlement of, or other compromise or settlement of, may be effected by Purchaser without the Seller’s consent (which shall not be unreasonably withheld or delayed). In any event, Seller shall be entitled, at its expense, to participate in any defense of such Purchaser Third Party Claim with the consent of Purchaser, which shall not be unreasonably withheld. Should any Claim be made or suit or proceeding be instituted against any Seller Indemnitee, which, if prosecuted successfully, would be a matter for which such Seller Indemnitee is entitled to indemnification pursuant to Section 7.3 (a “Seller Third Party Claim”), Seller shall notify Purchaser within 20 days after Seller’s receipt of notification of the Seller Third Party Claim, including a description of the factual basis of the Seller Third Party Claim and shall indicate the amount of the Damages. Thereafter, Seller shall promptly deliver to Purchaser copies of all notices and documents (including court papers) received by Seller relating to the Seller Third Party Claim. Purchaser shall be entitled to participate in the defense of the Seller Third Party Claim and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by Purchaser and reasonably acceptable to Seller, if Purchaser gives written notice to Seller of its election to assume the defense of such Seller Third Party Claim within 10 days after Purchaser receives notice of such claim from Seller; provided, however, that Purchaser shall not be entitled to assume the defense of any Claim related to, either directly or indirectly, (i) criminal liability, (ii) in which equitable relief is sought against a Seller Indemnitee or (iii) with respect to which the potential Damages could be reasonably expected to exceed the Indemnification Cap. If Purchaser assumes the defense of a Seller Third Party Claim, Purchaser may not consent to the entry of any judgment or enter into any settlement with respect to the Seller Third Party Claim without the prior written consent of the Seller Indemnitee (not to be unreasonably withheld or delayed) if (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Seller Indemnitee of a full release from all liability in respect to such Seller Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of Law by Seller or the rights of any person, (iii) the sole relief provided is anything other than monetary damages or (iv) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Seller Indemnitee. Seller will cooperate, at the expense of Purchaser, as Purchaser may reasonably request in investigating, defending and, subject to the terms set forth above, settling such Seller Third Party Claim. If Purchaser elects not to defend a Seller Third Party Claim, is not permitted to defend such Seller Third Party Claim or fails to notify Seller of its election as herein provided, Seller may pay, compromise, settle or defend such Seller Third Party Claim at the sole cost and expense of Purchaser if Purchaser is determined to be liable to Seller or Seller Indemnitee hereunder, provided, however, that no such payment in compromise or settlement of, or other compromise or settlement of, may be effected by Seller without the Purchaser’s consent (which shall not be unreasonably withheld or delayed). In any event, Purchaser shall be entitled, at its expense, to participate in any defense of such Seller Third Party Claim with the consent of Seller, which shall not be unreasonably withheld.

7.9 Survival of Indemnification Claims. The indemnification obligations set forth in this ARTICLE VII shall survive the Closing.

7.10 Tax Effect of Indemnification Payments. All indemnity payments made by Seller to Purchaser Indemnitees, or by Purchaser to Seller Indemnitees, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

ARTICLE VIII

GENERAL

8.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when telecopied, if telecopied (which is confirmed), or (d) three days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

(a) If to Purchaser:

Coronado Biosciences, Inc.

45 Rockefeller Plaza

Floor 20, Suite 2000

New York, NY 10111

Attention: Gary Gemignani

Telephone: (212) 332-166

Fax: (212) 332-1667

With a simultaneous copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Jason Kent

Telephone: (858) 550-6044

Fax: (858) 550-6420

(b) If to Seller:

Asphelia Pharmaceuticals, Inc.

787 Seventh Avenue, 48th Floor

New York, NY 10019, United States

Attention: Chief Executive Officer

With a simultaneous copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: W. David Mannheim

Telephone: (919) 781-4000

Fax: (919) 781-4865

8.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.3 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller, the Purchaser; the other Indemnified Parties; and the respective successors and assigns (if any) of the foregoing.

(b) The Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser’s prior written consent.

(c) Except for the provisions of Section 7 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transaction Documents, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transaction Documents. Notwithstanding the foregoing, the preferred stockholders of Seller who receive the Equity Consideration are agreed to be intended third-party beneficiaries of the representations and warrants of Purchaser set forth in ARTICLE IV and the obligations under Section 6.6 and 6.7.

8.4 Incorporation of Exhibits. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

8.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF NEW YORK. COURTS WITHIN THE STATE OF NEW YORK WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

8.6 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

8.7 Counterparts; Facsimiles. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

8.9 Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. The provisions hereof may be waived only in writing signed by all of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.10 Knowledge. For purposes of this Agreement, a Party shall be deemed to have “Knowledge” of a particular fact or other matter if any Representative of such Party has or would have, after reasonable investigation and due diligence, knowledge of such fact or other matter.

8.11 Time Of The Essence. Time is of the essence of this Agreement.

8.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Sellers agree that: (a) in the event of any breach or threatened breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither the Purchaser nor any other Purchaser Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

CORONADO BIOSCIENCES, INC.

By:	/s/ Glenn L. Cooper
Name:	Glenn L. Cooper
Title:	Chairman

ASPHELIA PHARMACEUTICALS, INC.

By:	/s/ J. Jay Lobell
Name:	J. Jay Lobell
Title:	Director, Interim Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B

FORM 8594

EXHIBIT C

FORM OF INVESTOR REPRESENTATION LETTER

EXHIBIT D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AND

THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE

SERIES B PREFERRED STOCK